STOCK PURCHASE AGREEMENT

                                 by and between

                        LeBLANC & ROYLE ENTERPRISES INC.

                                       and

                        SPECTRASITE COMMUNICATIONS, INC.


                            -------------------------

                       for all of the outstanding stock of

                             LeBLANC PROPERTIES INC.
                            -------------------------

                                 April 12, 2000
                            -------------------------

                                TABLE OF CONTENTS



1.       Sale and Purchase of Shares...........................................1
         1.1      Sale and Purchase of Shares..................................1
         1.2      Payment of Purchase Price....................................1
         1.3      Post-Closing Purchase Price Adjustments......................2
         1.4      Delivery of Shares...........................................4

2.       Closing; Closing Date.................................................4

3.       Representations and Warranties of the Seller..........................4
         3.1      Title to the Shares..........................................4
         3.2      Due Incorporation and Authority..............................4
         3.3      Authority to Execute and Perform Agreement...................4
         3.4      Due Incorporation and Authority of Company...................5
         3.5      Subsidiaries and Other Affiliates............................5
         3.6      Qualification................................................5
         3.7      Outstanding Capital Stock  ..................................5
         3.8      Options or Other Rights......................................6
         3.9      Charter Documents and Corporate Records......................6
         3.10     Financial Statements.........................................6
         3.11     No Material Adverse Change...................................7
         3.12     Taxes........................................................7
         3.13     Compliance with Laws.........................................8
         3.14     Permits......................................................9
         3.15     No Breach....................................................9
         3.16     Environmental Matters........................................9
         3.17     Claims and Proceedings......................................10
         3.18     Contracts...................................................10
         3.19     Real Estate.................................................11
         3.20     Intellectual Property.......................................15
         3.21     Title to Properties.........................................15
         3.22     Liabilities.................................................15
         3.23     Employee Benefits...........................................16
         3.24     Employment and Labor Matters................................17
         3.25     Insurance...................................................17
         3.26     Operations of the Company...................................18
         3.27     Banks, Brokers and Proxies..................................19
         3.28     Premerger Notification......................................19
         3.29     Standard of Disclosure......................................19

4.       Representations and Warranties of the Buyer..........................19
         4.1      Due Incorporation and Authority.............................19
         4.2      Authority to Execute and Perform Agreement..................20
         4.3      Purchase for Investment.....................................20

         4.4      Premerger Notification......................................20

5.       Covenants and Agreements.............................................20
         5.1      Conduct of Business.........................................20
         5.2      Corporate Examinations and Investigations...................21
         5.3      Publicity...................................................22
         5.4      Expenses....................................................22
         5.5      Indemnification of Brokerage................................22
         5.6      Related Parties.............................................22
         5.7      Termination of Debt.........................................22
         5.8      Release of Liens............................................23
         5.9      Required Consents...........................................23
         5.10     Permit Transfers............................................23
         5.11     Tax Matters.................................................23
         5.12     Allocation of Purchase Price.  .............................28
         5.13     Seller's Group Insurance Policies.  ........................28
         5.14     Use of LeBlanc Name. .......................................28
         5.15     Tower Construction..........................................28
         5.16     Further Assurances..........................................29

6.       Conditions Precedent to the Obligation of the Buyer to Close.........29
         6.1      Representations and Covenants...............................29
         6.2      Consents and Approvals......................................29
         6.3      Opinion of Counsel to the Seller............................29
         6.4      HSR Act Filing..............................................29
         6.5      Resignations; Revocations...................................29
         6.6      No Claims...................................................30
         6.7      Real Estate.................................................30
         6.8      Release of Debt.............................................30
         6.9      Release of Liens............................................30
         6.10     Termination of Agreements...................................30
         6.11     Due Diligence...............................................30

7.       Conditions Precedent to the Obligation of the Seller to Close........31
         7.1      Representations and Covenants...............................31
         7.2      HSR Act Filing..............................................31
         7.3      No Claims...................................................31
         7.4      Opinion of Counsel to the Buyer.............................31

8.       Survival of Representations and Warranties After Closing.............32

9.       General Indemnification..............................................32
         9.1      Obligation of the Seller to Indemnify.......................32
         9.2      Obligation of the Buyer to Indemnify........................32
         9.3      Notice and Opportunity to Defend............................33
         9.4      Limitations on Indemnification..............................34

10.      Termination of Agreement.............................................34
         10.1     Termination.................................................34
         10.2     Survival After Termination..................................35

11.      Miscellaneous........................................................35
         11.1     Certain Definitions.........................................35
         11.2     Consent to Jurisdiction and Service of Process..............40
         11.3     Notices.....................................................41
         11.4     Entire Agreement............................................42
         11.5     Waivers and Amendments; Non-Contractual Remedies; Preservation
                  of Remedies.................................................42
         11.6     Governing Law...............................................42
         11.7     Binding Effect; No Assignment...............................42
         11.8     Variations in Pronouns; Defined Terms; Interpretation.......43
         11.9     Counterparts................................................43
         11.10    Exhibits and Schedules......................................43
         11.11    Headings....................................................43
         11.12    Severability of Provisions..................................43

EXHIBITS

A:       Form of Opinion of Torys, Seller's Counsel
B:       Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, Buyer's
         Counsel

THE FOLLOWNING SCHEDULES HAVE BEEN OMITTED, AND WILL BE FURNISHED SUPPLEMENTALLY
                        TO THE COMMISSION UPON REQUEST.


SCHEDULES

         1.2               Capital Expenditures
         3.5(i)            Subsidiaries
         3.5(ii)           Interest in Elsinore Peak Facility Corp.
         3.7               Outstanding Capital Stock of Subsidiaries
         3.12              Taxes
         3.14              Transfer of Permits
         3.17              Claims and Proceedings
         3.18              Contracts
         3.19(a)           Owned Real Property and Structures
         3.19(b)(i)        Real Property Leases
         3.19(b)(ii)       Binding Real Property Leases
         3.19(d)           Collocation Agreements
         3.19(f)(i)        Completed Tower Assets
         3.19(f)(ii)       Uncompleted Tower Assets
         3.19(o)           Acquisitions
         3.23              Company Plans
         3.25              Insurance
         6.10              Continuing Related Party Agreements
         11.1(i)           TD Credit Facility Security Documents
         11.1(ii)          Working Capital

                            STOCK PURCHASE AGREEMENT


                  AGREEMENT, dated as of April 12, 2000, by and between SpectraSite Communications, Inc., a Delaware corporation (the "Buyer"), and LeBlanc & Royle Enterprises Inc., a Canadian corporation (the "Seller"), for the purchase and sale of all of the issued and outstanding shares of capital stock of LeBlanc Properties Inc., a Delaware corporation (the "Company").

                  The Seller is the beneficial and record owner of all of the issued and outstanding shares of common stock, par value $100.00 per share and all of the issued and outstanding shares of preferred stock, par value $1000.00 per share (collectively, the "Shares"), of the Company. The Seller wishes to sell all of the Shares and the Buyer wishes to purchase all of the Shares upon the terms and subject to the conditions of this Agreement.

                  Certain terms used in this Agreement are defined in Section 11.1.

                  Accordingly, the parties agree as follows:

1.       Sale and Purchase of Shares.

1.1 Sale and Purchase of Shares. At the closing provided for in Article 2 (the "Closing") and upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements of the Seller, the Buyer shall purchase all of the Shares for an aggregate purchase price (subject to adjustment in accordance with this Article 1, the "Purchase Price") equal to the sum of $170,000,000.00, payable as provided in Section 1.2.

1.2      Payment of Purchase Price.

(a) At the Closing and subject to adjustment in accordance with Section 1.2(c) and Section 5.7(b), the Buyer shall deliver to the Seller cash by wire transfer of immediately available funds in an aggregate amount of the Purchase Price, (i) increased dollar for dollar by (1) the purchase price paid by the Company for all acquisitions of communications towers made by the Company or any of its Subsidiaries between January 1, 2000 and May 1, 2000 and (2) the amount of all capital expenditures incurred by the Company or any of its Subsidiaries between January 1, 2000 and May 1, 2000; provided, however, that the amounts referred to in the foregoing clauses (1) and (2) shall not, during the period of time from the date of this Agreement until May 1, 2000, without the Buyer's written consent, exceed the amount of capital expenditures for such period calculated by subtracting the amount of capital expenditures as of December 31, 1999 from the amount of capital expenditures projected as of May 1, 2000, each as set forth on
Schedule 1.2 and, if such amounts are paid or payable to the Seller or any of its affiliates, such amounts shall be at market rates (the amounts referred to in the foregoing clauses (1) and (2), subject to the proviso, being referred to together as the "Capital Payments"), (ii) decreased dollar for dollar by the amount of Debt, if any, as of the Closing, and (iii) increased or decreased dollar for dollar, as the case may be, by the amount by which Working Capital on the Closing Date either exceeds or is less than a deficiency in the amount of $1,792,562.00 (which is the amount of Working Capital as of December 31, 1999 calculated as set forth on Schedule 11.1). The parties agree that if the Closing does not occur on or before May 1, 2000, the parties will amend Schedule 1.2 to cover projected capital expenditures from May 1, 2000 to the Closing, and, in such case, references above in this Section 1.2(a) to "May 1, 2000" will be deemed to be references to "the Closing."

(b) Three days prior to the Closing, the Seller shall prepare and deliver to the Buyer an estimated consolidated balance sheet of the Company and the
Subsidiaries as of the Closing Date (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet (i) shall be prepared by the Seller in good faith and in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, (ii) shall include a schedule setting forth the amount of Capital Payments, Debt and Working Capital as of the Closing Date and (iii) shall be accompanied by all information reasonably necessary to determine the amount of Capital Payments, Debt and Working Capital as of the Closing Date, to the extent such amounts can be determined or estimated as of the date of the Preliminary Balance Sheet, and such other information as may be reasonably requested by the Buyer.

(c) At or prior to the Closing, the Buyer may provide the Seller with any objections to the amount of Capital Payments, Debt and Working Capital on the Preliminary Balance Sheet. After considering the Buyer's objections, the Seller shall make such revisions to the Preliminary Balance Sheet as are mutually acceptable to the parties, and shall deliver a copy of such revised Preliminary Balance Sheet (the "Revised Preliminary Balance Sheet") to the Buyer. Subject to the next sentence, at the Closing, the Buyer shall pay to the Seller the amount of the Purchase Price as adjusted to take into account the amount of Capital Payments, Debt and Working Capital agreed upon by the Seller and the Buyer and included on the Revised Preliminary Balance Sheet. In the case of any amount as to which the Seller and the Buyer do not agree prior to the Closing, payment of such amount will be resolved following the Closing in accordance with Section
1.3. In the event that the Buyer fails to deliver any objections to the Preliminary Balance Sheet by the Closing Date, the Preliminary Balance Sheet shall be deemed to be the Closing Balance Sheet and shall be deemed to be delivered to the Seller by the Buyer on the Closing Date.

1.3      Post-Closing Purchase Price Adjustments.

(a) The Seller and the Buyer agree that the Purchase Price shall be adjusted following the Closing as follows: (i) increased dollar for dollar to the extent that Capital Payments as set forth on the Closing Balance Sheet exceed Capital Payments as set forth on the Revised Preliminary Balance Sheet, (ii) decreased dollar for dollar to the extent that Capital Payments as set forth on the Closing Balance Sheet are less than Capital Payments as set forth on the Revised Preliminary Balance Sheet, (iii) increased dollar for dollar to the extent that Debt as set forth on the Closing Balance Sheet is less than Debt as set forth on the Revised Preliminary Balance Sheet, (iv) decreased dollar for dollar to the extent that Debt as set forth on the Closing Balance

                                                                               3
Sheet exceeds Debt as set forth on the Revised Preliminary Balance Sheet, (v) increased dollar for dollar to the extent that Working Capital as set forth on the Closing Balance Sheet exceeds Working Capital as set forth on the Revised Preliminary Balance Sheet, and (vi) decreased dollar for dollar to the extent that Working Capital as set forth on the Closing Balance Sheet is less than Working Capital as set forth on the Revised Preliminary Balance Sheet.

(b) Within 60 days after the Closing Date, the Buyer shall prepare and deliver to the Seller an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by the Buyer in good faith and in accordance with GAAP applied on a consistent basis and shall be accompanied by all information reasonably necessary to determine the amount of Capital Payments, Debt and Working Capital as of the Closing. The Seller shall cooperate with the Buyer in the preparation of the Closing Balance Sheet.

(c) The Buyer shall allow the Seller and its agents access at all reasonable times after the Closing Date to the books, records and accounts of the Company and its Subsidiaries to allow the Seller to examine the accuracy of the Closing Balance Sheet. Within 30 days after the date that the Closing Balance Sheet is delivered by the Buyer to the Seller, the Seller shall complete its examination thereof and may deliver to the Buyer a written report setting forth any proposed adjustments to the Closing Balance Sheet (the "Seller's Dispute Report"). If the Seller notifies the Buyer of its acceptance of the amount of Capital Payments, Debt and Working Capital as of the Closing shown on the Closing Balance Sheet, or if the Seller fails to deliver a report of proposed adjustments to the Closing Balance Sheet within the 30 day period specified in the preceding sentence, the amount of Capital Payments, Debt and Working Capital as of the Closing shown on the Closing Balance Sheet shall be conclusive and binding on the parties as of the last day of such 30 day period. The Buyer and the Seller shall use good faith efforts to resolve any dispute involving the amount of Capital Payments, Debt and Working Capital as of the Closing (each a "Disputed Matter"), and any resolution between them as to a Disputed Matter shall be final, binding and conclusive on the parties hereto. If, after 30 days following the receipt by the Buyer of the Seller's Dispute Report, the Buyer and the Seller are unable to resolve any Disputed Matter, such Disputed Matter shall be referred to a nationally recognized independent accounting firm reasonably acceptable to both the Buyer and the Seller (the "Arbitrator") for resolution. The Arbitrator shall be instructed to use every reasonable effort to make its determination with respect to such Disputed Matter (the "Determination") within 30 days of the submission to the Arbitrator of such Disputed Matter. The Buyer shall give the Arbitrator access at all reasonable times to the books, records and accounts of the Company and its Subsidiaries used to prepare the Closing Balance Sheet. After completing the Determination, the Arbitrator shall deliver notice of the Determination to the Buyer and the Seller and upon receipt thereof, the Determination shall be final, binding and conclusive on the parties hereto with respect to such Disputed Matter. Each of the Buyer and the Seller shall bear all costs, fees and expenses incurred by it in connection with such arbitration, and the allocation of the costs, fees and expenses of the Arbitrator as between the Buyer and the Seller shall be determined by the Arbitrator in its sole discretion.

(d) If the Purchase Price as finally determined in accordance with Section 1.3(a) is less than the amount paid by the Buyer to the Seller at the Closing, then the Seller shall pay over to the Buyer the amount of such difference, plus interest thereon at the rate of 8.5% per annum from and including the Closing Date to but excluding the date of payment, by wire transfer of immediately available funds within three days after the date on which the Purchase Price adjustments are finally determined in accordance with this Section 1.3. If the Purchase Price as finally determined in accordance with Section 1.3(a) is greater than the amount paid by the Buyer to the Seller at the Closing, then the Buyer shall pay over to the Seller the amount of such difference, plus interest thereon at the rate of 8.5% per annum from and including the Closing Date to but excluding the date of payment, by wire transfer of immediately available funds within three days after the date on which Purchase Price adjustments are finally determined in accordance with this Section 1.3.

1.4 Delivery of Shares. At the Closing, the Seller shall deliver or cause to be delivered, as the case may be, to the Buyer stock certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer tax stamps affixed.

2. Closing; Closing Date. The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 1:00 p.m. local time, on the later of (i) May 1, 2000 and (ii) four business days after each of the conditions to the Closing contained in Sections 6 and 7 has been satisfied or waived by the party entitled to waive such condition; or such other time or date as the Buyer and the Seller agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date."

3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

3.1 Title to the Shares. The Seller owns the Shares beneficially and of record, free and clear of any Lien. Upon delivery of and payment for such Shares at the Closing as herein provided, the Seller will convey to the Buyer good and valid title thereto, free and clear of any Lien.

3.2 Due Incorporation and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Canada. The Seller has all requisite corporate power, approvals and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

3.3 Authority to Execute and Perform Agreement. The Seller has the full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyer) is a valid and binding obligation of the Seller enforceable in accordance with its terms. Except for approval pursuant to the Seller Credit Facility (which has been obtained or will be obtained prior to Closing), the execution and delivery by the Seller of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Contemplated Transactions") and the performance by the Seller of this Agreement in accordance with its terms will not (a) require the approval or consent of any Governmental Body (excluding notification and report forms filed pursuant to the HSR Act) or the approval or consent of any other person; (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, the Certificate of Incorporation or By-Laws of the Seller, any Law or Order of any Governmental Body applicable to the Seller or to the Shares held by the Seller, or any Contract to which the Seller is a party or by or to which the Seller is, or the Shares held by the Seller are, bound or subject; or (c) result in the creation of any Lien on the Shares held by the Seller.

3.4 Due Incorporation and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.

3.5 Subsidiaries and Other Affiliates. Schedule 3.5(i) sets forth the name and jurisdiction of organization of each corporation or other entity in which the Company directly or indirectly owns or has the power to vote shares of any capital stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other persons performing similar functions for such entity, as the case may be. Except for the entities set forth on Schedule 3.5(i) and for the interest in Elsinore Peak Facility Corp. described in Schedule 3.5(ii), the Company does not directly or indirectly own any interest in any other person. Each of the Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of its jurisdiction of organization and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being and heretofore conducted.

3.6 Qualification. Each of the Company and each of its Subsidiaries is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification or authorization is required by law and in which the failure so to qualify or be authorized could have a material adverse effect on the properties, business, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole (collectively, the "Condition of the Companies").

3.7 Outstanding Capital Stock. The Company is authorized to issue (a) 30,000 shares of common stock, par value $100.00 per share, of which 24,000

                                                                               6
shares are issued and outstanding and (b) 15,000 shares of preferred stock, par value $1,000.00 per share, of which 13,325 shares are issued and outstanding. The authorized and issued shares of capital stock of each Subsidiary are set forth on Schedule 3.7. All issued and outstanding capital stock of each Subsidiary is owned by the Company, free and clear of all Liens, except for Liens securing the TD Credit Facility. All of the outstanding shares of capital stock of the Company and the Subsidiaries are duly authorized and validly issued, fully paid and non-assessable. No other class of capital stock or other ownership interests of the Company or any of the Subsidiaries is authorized or outstanding.

3.8 Options or Other Rights. There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company, any of the Subsidiaries or the Seller any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of the Company or any of the Subsidiaries, and there is no outstanding security of any kind of the Company or any Subsidiary convertible into any such capital stock.

3.9 Charter Documents and Corporate Records. The Seller will make available to the Buyer after the date hereof true and complete Certificates of Incorporation and By-Laws, or comparable instruments, of the Company and each of the Subsidiaries as in effect on the date hereof. The minute books of the Company and of each of the Subsidiaries which will be made available to the Buyer for its inspection contain true and complete records in all material respects of all meetings and consents in lieu of meeting of the Board of Directors (and any committee thereof) of the Company and of each of the Subsidiaries, and their respective shareholders, since the time of its organization and accurately reflect in all material respects all transactions referred to in such minutes and consents in lieu of meeting. The stock books of the Company and each of the Subsidiaries, which will be made available to the Buyer for its inspection, are true and complete in all material respects.

3.10     Financial Statements.

(a) The consolidated balance sheets of Lodestar Towers, Inc. and the Subsidiaries that are, directly or indirectly, wholly owned by Lodestar Towers, Inc. as of December 31, 1997, December 31, 1998, and December 31, 1999 and the related consolidated statements of operations, cash flows and changes in stockholder's equity for the years then ended, including the footnotes thereto, opined on by Deloitte & Touche, LLP or McGladrey & Pullen, LLP, as applicable, independent certified public accountants, which have been delivered to the Buyer, fairly present the consolidated financial position of Lodestar Towers, Inc. and such Subsidiaries as at such dates and the consolidated results of operations for such respective periods, in each case in accordance with GAAP consistently applied for the periods covered thereby. (The foregoing consolidated financial statements of Lodestar Towers, Inc. and such Subsidiaries, together with the financial statements of Spurs referred to in
Section 3.10(b), as of December 31, 1999 and for the year then ended are sometimes herein called the "Audited Financials," the consolidated balance sheets included in the Audited

Financials are sometimes herein called the "Audited Balance Sheet" and December 31, 1999 is sometimes herein called the "Audited Balance Sheet Date.")

(b) The balance sheets of Spurs of Missouri, Inc. ("Spurs") as of December 31, 1997, December 31, 1998, and December 31, 1999 and the related statements of operations, cash flows and changes in stockholder's equity for the years then ended which have been delivered to the Buyer, fairly present the financial position of Spurs as at such dates and its results of operations for such respective periods, in each case in accordance with GAAP consistently applied for the periods covered thereby.

(c) Each of the Company and L&T Communications, Inc. is a holding company that has never carried on any active business. The Company owns no assets other than shares of capital stock of Lodestar Towers, Inc. and L&T Communications, Inc. and has no Liabilities. L&T Communications, Inc. owns no assets other than the shares of capital stock of Spurs and has no Liabilities.

3.11 No Material Adverse Change. Since the Audited Balance Sheet Date, there has been no material adverse change (excluding any change generally affecting the industry in which the Company and the Subsidiaries operate, and any change in general economic conditions) in the Condition of the Companies, and to the knowledge of the Seller, there has been no such change which is threatened in writing, nor has there been any damage, destruction or loss which would reasonably be expected to have or has had a material adverse effect on the Condition of the Companies, whether or not covered by insurance.

3.12     Taxes.

(a) The Company and the Subsidiaries have paid all Material Taxes, and shall timely pay such Material Taxes required to be paid by or with respect to the Company and the Subsidiaries (or any of them) after the date hereof and on or before the Closing Date.

(b) All returns and other reports required to be filed by or with respect to the Company and the Subsidiaries (or any of them) with respect to Taxes (hereinafter "Tax Returns") on or before the date hereof have been timely filed. All Tax Returns required to be filed by or with respect to the Company and the Subsidiaries (or any of them) after the date hereof and on or before the Closing Date shall be prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations.

(c) Except as set forth on Schedule 3.12, the Company and the Subsidiaries will not be required to pay any Taxes attributable to any member of any group of affiliated corporations that files consolidated or combined returns (other than a member of the group that consists of the Company and the Subsidiaries) of which the Company or any of the Subsidiaries was a member before the Closing Date by reason of

Treas. Reg. ss. 1.1502-6 or any comparable provision of state, local or foreign law that provides for joint or several liability, in whole or in part.

(d) With respect to all Federal and state income Tax Returns of the Company and any of the Subsidiaries, (i) no audit is in progress and no extension of time (other than automatic extensions of time) is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and
(ii) there is no unassessed deficiency proposed or threatened in writing against the Company or any of the Subsidiaries.

(e) With respect to all state, county, local and foreign Tax audits of the Tax Returns of the Company and the Subsidiaries, no audit is in progress.

(f) Except as set forth on Schedule 3.12, neither the Company nor any of the Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code") (or in any similar provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise for any tax period for which the applicable Federal statute of limitations has not yet expired.

(g) Schedule 3.12 sets forth all Federal, state, county, local and foreign tax elections under the Code and other applicable provisions of tax law that are in effect with respect to the Company and the Subsidiaries for the fiscal year ended December 31, 1999 and the fiscal year beginning January 1, 2000.

(h) Except as set forth on Schedule 3.12, no gain or loss from deferred intercompany transactions or excess loss accounts of the Company or the Subsidiaries have been or will be triggered by the Contemplated Transactions.

(i) The  Company  and the  Subsidiaries  have  not at any time  consented  under
Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any sale of its capital stock.

(j) Neither the Company nor any of the Subsidiaries will have any liability after the Closing Date under any tax sharing agreement to which they have been a party, and all such tax sharing agreements in effect before the Closing Date shall terminate and be of no further force and effect as of the end of the Closing Date.

(k) There are no Liens for Taxes on the assets of the Company or the Subsidiaries except for Liens for current Taxes not yet due.

(l) Schedule 3.12 sets forth all net operating loss carryovers of the Company and the Subsidiaries for Federal income tax purposes, their respective expiration dates, and any Code Section 382 limitations to which they may be subject.

(m) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

3.13 Compliance with Laws. Neither the Company nor any of the Subsidiaries is in material violation of any applicable order, judgment, injunction, award, decree or writ (collectively, "Orders"), or any applicable law, statute, code, ordinance or regulation (including, without limitation, zoning laws and regulations) (collectively, "Laws"), of any government or political subdivision thereof, whether Federal (including, without limitation, the Federal Communications Commission or the Federal Aviation Administration), state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any court or arbitrator (collectively, "Governmental Bodies"), and, except as set forth in Schedule 3.17, none of the Company, any of the Subsidiaries or the Seller has received written notice that any such violation is being or may be alleged. The continued existence, use, occupancy and operation of each Tower Asset is not dependent on the granting of any special permit, exception, approval or variance by any Governmental Body.

3.14 Permits. The Company and the Subsidiaries have all licenses, permits, exemptions, consents, waivers, authorizations, rights, certificates of occupancy, orders or approvals of, and have made all required registrations with, any Governmental Body that are material to the conduct of the business of, or the current use and operation of any properties of, the Company or any of the Subsidiaries (collectively, "Permits"). All such Permits are in full force and effect; no material violations are or have been recorded in respect of any such Permit; and no proceeding is pending or, to the knowledge of the Seller, threatened in writing to revoke, adversely modify, limit or impair the renewability of any such Permit. Except as set forth in Schedule 3.14, no action by the Seller, the Company, any of the Subsidiaries or the Buyer is required in order that all Permits will remain in full force and effect following the consummation of the Contemplated Transactions.

3.15 No Breach. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or By-Laws (or comparable instruments) of the Company or any of the Subsidiaries; (b) require the Seller, the Company or any of the Subsidiaries to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Body or any other person, except as contemplated by Section 3.28 (collectively, the "Required Consents"); (c) if the Required Consents are obtained, violate, conflict with or result in the breach of any of the terms of, in each case in any material respect, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a material default (by way of substitution, novation or otherwise) under, any material contract, agreement, indenture, note, guaranty, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, commitment or other binding arrangement (collectively, the "Contracts") to which the Company or any of the Subsidiaries is a party or by or to which any of them or any of their properties may be bound or subject, or result in the creation of any Lien upon any of the properties of the Company or any of the Subsidiaries pursuant to the terms of any such Contract;
(d) if the Required Consents are obtained, violate any Order of any Governmental Body against, or binding upon, the Company or any of the Subsidiaries or upon their respective securities, properties or business; (e) if the Required Consents are obtained, violate any Law of any Governmental Body; or (f) if the Required Consents are obtained, violate or result in the revocation or suspension of any Permit.

3.16 Environmental Matters. The Company and the Subsidiaries (i) are and have been in compliance in all material respects with all applicable Safety and Environmental Laws; (ii) there is no Environmental Claim pending or threatened in writing against the Company or any of the Subsidiaries and there is no civil, criminal or administrative judgment or notice of violation against the Company or any of the Subsidiaries pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety; and (iii) to the knowledge of the Seller, and except for the risk of liability related to electromagnetic fields, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which may prevent compliance with Safety and Environmental Laws, or which have given rise to or will give rise to an Environmental Claim or to Environmental Compliance Costs. The Seller will make available to the Buyer after the date hereof true and complete copies of all of the documents related to environmental matters with respect to the Company and the Subsidiaries referenced in Section 5.2(a)(i).

3.17 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against the Company or any of the Subsidiaries or any of their properties. Except as set forth on Schedule 3.17, there are no investigations by any Governmental Body, actions, suits, claims or legal, administrative or arbitral proceedings (collectively, "Claims") pending, or to the knowledge of the Seller, threatened in writing, against the Company or any of the Subsidiaries or any of their properties, owned or leased. All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule
3.17 have been timely and duly given and, except as set forth on Schedule 3.17, no insurance company has asserted in writing that such Claim is not covered by the applicable policy relating to such Claim. There are no Claims pending or, to the knowledge of the Seller, threatened in writing that would give rise to any right of indemnification on the part of any director or officer of the Company or any of the Subsidiaries or the heirs, executors or administrators of such director or officer, against the Company or any of the Subsidiaries or any successor to the business of the Company or any of the Subsidiaries.

3.18     Contracts.

(a) Schedule 3.18 sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by or to which it or any of its properties may be bound or subject (other than those specifically set forth on any other Schedule): (i) Contracts with any current or former officer, director, shareholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a controlling person (except that such employment contracts do not necessarily reflect current base and/or bonus/incentive remuneration); (ii) Contracts for the sale of any assets other than in the ordinary course of business or for the grant to any person of any option or preferential rights to purchase any properties or assets; (iii) partnership or joint venture agreements; (iv) Contracts under which the Company or the Subsidiary agrees to indemnify any party or to share tax liability of any party; (v) Contracts (excluding Contracts for the construction or purchase of new communications towers) which cannot be canceled without liability, premium or penalty and which provide for a current or future obligation of the Company or the Subsidiary to make payments in excess of $50,000; (vi) Contracts for the construction or purchase of new communications towers which cannot be cancelled without liability, premium or penalty and which provide for a current or future obligation of the Company or a Subsidiary to make payments in excess of $200,000; (vii) Contracts containing covenants of the Company or the Subsidiary not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the Company or the Subsidiary in any line of business or in any geographical area; (viii) Contracts relating to the acquisition by the Company or the Subsidiary of any operating business or the capital stock of any other person; (ix) Contracts containing obligations or liabilities of any kind to holders of the capital stock of the Company or the Subsidiary as such (including, without limitation, an obligation to register any of such securities under any Federal or state securities laws);
(x) Contracts relating to the borrowing of money; (xi) management Contracts and other similar agreements with any person, excluding those providing for site management by the Company or a Subsidiary entered into in the ordinary course of business; and (xii) Contracts with the Seller or any of its affiliates.

(b) The Seller will make available to the Buyer after the date hereof the true and complete Contracts (including, without limitation, all modifications, amendments and supplements thereto and copies of all quarterly reports required to be delivered by the Company under the Florida DoT Contract) set forth on
Schedule 3.18 or on any other Schedule. To the knowledge of the Seller, all of the Contracts referred to in the preceding sentence are valid and binding and enforceable upon the Company or one of the Subsidiaries, as the case may be, in accordance with their terms. Neither the Company nor any of the Subsidiaries is in breach or default in any material respect under any of such Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder. To the knowledge of the Seller, no other party to any such Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder.

(c) Each of the Contracts set forth on Schedule 6.10 to remain in effect after the Closing relates to matters described in Schedule 6.10 and is at market rates.

                                                                              12
3.19     Real Estate.

(a) Ownership of the Premises. The Company or a Subsidiary is the owner of fee simple insurable title to the land described on Schedule 3.19(a) and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property and Structures") subject only to (1) taxes not yet due and payable, (2) easements, rights of way and other similar non-monetary title defects the existence of which does not interfere in any material respect with the use, occupancy or operation of the applicable parcel of Real Property and Structures as currently used, occupied and operated, (3) rights of Collocators,
(4) Liens described on Schedule 3.19(a), and (5) Liens securing the TD Credit Facility (clauses (1), (2), (3), (4) and (5) defined collectively as the "Permitted Encumbrances"). The Owned Real Property and Structures includes all of the real property owned by the Company and the Subsidiaries on the date hereof.

(b) Leased Properties. Schedule 3.19(b)(i) is a true, correct and complete schedule as of the date hereof of all leases, easements and other agreements (collectively, the "Real Property Leases") under which the Company or any of the Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the land, buildings and other improvements covered by the Real Property Leases being herein called the "Leased Real Property"), which Schedule sets forth the start date and end date (excluding renewal terms) of and parties to each Real Property Lease, the annual base rent payable thereunder and a brief description of the Leased Real Property covered thereby. The Seller will cause the Company and the Subsidiaries (i) to make available to the Buyer after the date hereof the true, correct and complete Real Property Leases (including all modifications, amendments and supplements thereto) and (ii) to assist the Buyer in preparing a true, correct and complete index of the Real Property Leases and all such modifications, amendments and supplements thereto. To the knowledge of the Seller, there is no underlying mortgage, deed of trust, lease, grant of term or other estate in or interest affecting any Leased Real Property which is superior to the interest of the Company or a Subsidiary, whichever is applicable, as tenant under the applicable Real Property Lease. Except for Permitted Encumbrances, the Company or a Subsidiary, whichever is applicable, holds the leasehold estate under and interest in each Real Property Lease free and clear of all liens, encumbrances and other title defects and survey defects (collectively, "Title Defects"). Except as set out in Schedule 3.19(b)(ii), each Real Property Lease is valid, binding and in full force and effect; all rent and other sums and charges payable by the Company or any of the Subsidiaries as tenant thereunder are current; no notice of default under any Real Property
Lease has been received by the Company or a Subsidiary which remains uncured; and to the knowledge of the Seller (except with respect to the Florida DoT Contract, for which there shall be no knowledge qualification), no uncured default on the part of the Company or the applicable Subsidiary or, to the knowledge of the Seller, the landlord, exists under any Real Property Lease.

(c) Entire Premises. All of the land, buildings, structures and other improvements used by the Company and the Subsidiaries in the conduct of their business are included in the Owned Real Property and Structures and the Leased Real Property. The Leased Real Property and the Owned Real Property and Structures are hereinafter collectively referred to as the "Real Property and Structures."

(d) Collocation Agreements. Schedule 3.19(d) is a true, correct and complete schedule as of the Audited Balance Sheet Date of all leases, subleases, licenses, easements, collocation agreements, master collocation agreements and other agreements (collectively, the "Collocation Agreements") granting to any person or entity other than the Company and the Subsidiaries any right to the possession, use, occupancy or enjoyment of the Real Property and Structures or Tower Assets or any portion thereof, which schedule sets forth the commencement date of and parties to each Collocation Agreement, the term thereof, the initial fees and annual escalator percentage payable thereunder. The Seller will cause the Company and the Subsidiaries (i) to make available to the Buyer after the date hereof the true, correct and complete Collocation Agreements in effect as of the date of this Agreement (including all modifications, amendments and supplements thereto), (ii) to assist the Buyer in preparing a true, correct and complete index of such Collocation Agreements and all such modifications, amendments and supplements, and (iii) to make available to the Buyer after the date hereof a schedule of commitments to enter into Collocation Agreements. Each Collocation Agreement is valid, binding and in full force and effect; all rent and other sums and charges payable by the tenant or occupant thereunder (the "Collocator") are current subject to ordinary course allowances for overdue or doubtful accounts; no notice of default or termination under any Collocation Agreement is outstanding except for such notices in the ordinary course which are not material; no termination event or condition or, to the knowledge of the Seller, uncured default on the part of the Company or the applicable Subsidiary or, to the knowledge of the Seller, the Collocator, exists under any Collocation Agreement, and, to the knowledge of the Seller in the case of Collocators, no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

(e) No Options. Neither the Seller, the Company nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, dispose of or lease the Real Property and Structures or any portion thereof or interest therein.

(f) Condition and Operation of Tower Assets. All of the towers, tower grounding rings, tower foundations, fences, landscaping, tower lighting and tower lighting control panels, buildings, structures, fixtures and other improvements owned by the Company or any Subsidiary, whether completed (the "Completed Tower Assets") or under construction (the "Uncompleted Tower Assets" and, together with the Completed Tower Assets, the "Tower Assets"), are located in or on the Real Property and Structures and, in the case of Completed Tower Assets, are serviced by all utilities believed by the Seller to be reasonably necessary for the operation of the Tower Assets as currently used and have adequate access to public streets. Schedule 3.19(f)(i) contains a list and brief description of all Completed Tower Assets and Schedule 3.19(f)(ii) contains a list and brief description of all Uncompleted Tower Assets. All completed Tower Assets are in good operating condition and repair, ordinary wear and tear excepted. During the past three years there has not been any significant interruption of the operations of the Company or any of the Subsidiaries due to inadequate maintenance of the Tower Assets.

(g) Condemnation. There is no pending or threatened in writing condemnation proceeding and, to the knowledge of the Seller, there is no other threatened condemnation proceeding affecting the Real Property and Structures or any part thereof, or any sale or other disposition of the Real Property and Structures or any part thereof.

(h) Casualty. No portion of the Real Property and Structures or the Tower Assets suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. To the knowledge of the Seller, no portion of the Real Property and Structures is located in a special flood hazard area as designated by Federal governmental authorities.

(i) Real Property Taxes. To the knowledge of the Seller, there has been no imposition of any special assessments with respect to any Real Property and Structures.

(j) Zoning. There is no pending or, to the knowledge of the Seller, the Company or the Subsidiaries, threatened in writing action or proceeding to change the zoning classification of any Real Property and Structures in a manner that would interfere with the use and operation of any of the Tower Assets or the ability to restore the same after a casualty.

(k) Documents Delivered. There will be made available to the Buyer after the date hereof, to the extent in the possession of the Seller, the Company, the Subsidiaries or any of their agents or affiliates, the true, correct and complete:

(i) design drawings and specifications for the Tower Assets, construction, engineering and architectural drawings, structural analyses, as-built drawings and related site plans and surveys pertaining to the construction of the Tower Assets;

(ii) Federal Aviation Administration applications, responses, approvals and registrations numbers submitted or received by the Company or the Subsidiaries;

(iii) zoning permits and approvals, variances, building permits and such other federal, state or local governmental approvals which have been obtained or for which the Company or the Subsidiaries have made application;

(iv) geotechnical reports (being reports of soil conditions for the purpose of tower foundation design) which have been commissioned by the Company or the Subsidiaries;

(v) title reports, commitments for title insurance, ownership and encumbrance reports, title opinion letters, copies of instruments in the chain of title or any other information which may have been produced regarding title to the Real Property and Structures or the Tower Assets;

(vi) environmental assessments, including Phase I reports and, if commissioned, Phase II reports and any environmental reports involving contemporaneous or subsequent intrusive testing, the "FCC Checklist" performed pursuant to NEPA requirements and any other information which may have been produced regarding the environmental condition of the Real Property and Structures or neighboring real property; and

(vii) all guarantees and warranties related to the Tower Assets.

(l) Construction. To the knowledge of the Seller, the Uncompleted Tower Assets (to the extent completed) and the Completed Tower Assets have been constructed substantially in accordance with the design drawings and other items described in Section 3.19(k)(i). Construction of all Completed Tower Assets has been completed. With respect to the Uncompleted Tower Assets, Schedule 1.2 sets forth, with respect to the costs of construction of the Uncompleted Tower Assets, management's best good faith estimates of (i) the amounts expended as of December 31, 1999, January 31, 2000, February 29, 2000 and (ii) the projected completed cost.

(m) Geotechnical Reports. The Company or the Subsidiaries commissioned geotechnical reports prior to the construction of each of the Tower Assets for which they arranged the construction, and all such Tower Assets were constructed in accordance with the recommendations contained in such reports.

(n) Capacity. Each Completed Tower Asset has the used (current) capacity set forth on Schedule 3.19(f)(i). The Completed Tower Assets have, in the aggregate (and assuming that all capital expenditures set forth in the column labeled "Eng cost to achieve" on Schedule 3.19(f)(i) shall be made), the total design (realistic) capacities set forth on Schedule 3.19(f)(i) as to each of the following: PCS/MW; Paging; UHF; 800/900; FM; TV; LPFM; and LPTV. Each Uncompleted Tower Asset will have, if constructed in accordance with the drawings, plans and specifications therefor, the following capacities: (x) for Uncompleted Tower Assets constructed on Leased Real Property leased from the Florida Department of Transportation, a capacity of four broadband tenant equivalents per Uncompleted Tower Asset; and (y) for Uncompleted Tower Assets constructed along Interstate 70, a capacity of at least four broadband tenant equivalents per Uncompleted Tower Asset.

(o) Pending Acquisitions. Schedule 3.19(o) identifies communications towers either acquired, or expected to be acquired, by the Company since the Audited Statements Date. The aggregate gross revenues from said towers is not less than $100,000. Said towers have an average additional capacity of 1.7 broadband tenant equivalents per tower.

3.20 Intellectual Property. The Company and each of the Subsidiaries own or have valid rights to use the material trademarks, trade names, copyrights, patents, logos, logo types, type styles and computer software programs (excluding the source codes thereto) that are necessary for the conduct of their respective businesses as now being conducted. To the knowledge of the Seller, neither the Company nor any of the Subsidiaries has received written notice that the Company or any of the Subsidiaries is infringing on any trademark, trade name, copyright, patent or other intangible property right or any registration thereof or application pending therefor which is necessary for the conduct of their business on the date hereof.

3.21 Title to Properties. The Company and the Subsidiaries own outright and have good title to all of the assets reflected for value on the Audited Balance Sheet (but not including, however, (x) the Real Property and Structures, which is addressed in Section 3.19, (y) leasehold interests in any property, real or personal, and (z) licensed interests in any intellectual property), in each case free and clear of any Lien, except for Permitted Encumbrances.

3.22 Liabilities. As at the Audited Balance Sheet Date, the Company and the Subsidiaries did not have any Liabilities that were not fully and adequately reflected or reserved against on the Audited Balance Sheet or described on any Schedule or in the notes to the Audited Financials, in either case as required by GAAP. The Company and the Subsidiaries have not, except in the ordinary course of business, incurred any Liabilities since the Balance Sheet Date.

3.23     Employee Benefits.

(a) Schedule 3.23, which constitutes the Lodestar Towers, Inc. employee handbook, accurately describes each employee benefit plan, program, arrangement, policy or commitment (including, without limitation, any executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) under which the Company or any of the Subsidiaries has any obligation to contribute, or has any direct or indirect liability, whether contingent or otherwise (each, a "Company Plan") other than for performance based incentive plans in the ordinary course (the details of which shall be made available to the Buyer after the date hereof).

(b) Neither the Company nor any Subsidiary nor any person who would be considered a single employer with either the Company or any of the Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability with respect to, any Company Plan subject to Title IV of ERISA or
Section 412 of the Code or any multiple employer plan within the meaning of the Code or ERISA.

(c) With respect to each Company Plan, (i) all payments due from the Company or any Subsidiary to date have been made when due and all amounts properly accrued to date or as of the date of the Closing as liabilities of the Company which have not been paid have been properly recorded on the books of the Company; (ii) the Company and each Subsidiary has complied with, and each such Company Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code, in all material respects; (iii) each such Company Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under
Section 401 of the Code is so qualified, and, to the knowledge of the Seller, nothing has occurred that is likely to adversely affect such qualification; and
(iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened in writing with respect to such Company Plan or against the assets of such Company Plan.

(d) The consummation of the transactions contemplated by this Agreement will not
(i) accelerate the time of the payment or vesting of, or increase the amount of, compensation due to any Employee, (ii) reasonably be expected to result in any excess parachute payment under section 280G of the Code, (iii) result in any liability to any Employee, including, but not limited to, as a result of the Worker Adjustment Retraining and Notification Act, or (iv) result in any liability to any Employee under any change of control, severance, stay bonus, employment or other similar arrangement.

(e) Neither the Company nor any Subsidiary has an announced plan or legally binding commitment to create any additional Company Plans or to amend or modify any existing Company Plan, other than to increase the Company's matching 401(k) plan contributions as previously approved and announced.

(f) Neither the Company nor any Subsidiary has any liability, whether absolute or contingent, direct or indirect, including any obligations under any Company Plan, with respect to any misclassification of a person as an independent contractor rather than as an Employee.

(g) Neither the Company nor any Subsidiary has any obligation to provide or any direct or indirect liability, whether contingent or otherwise, with respect to the provision of health or death benefits following termination of employment to any Employees, except as may be required pursuant to COBRA and the costs of which are fully paid by such Employees.

3.24     Employment and Labor Matters.

(a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreements and there are no labor unions or other organizations representing or, to the knowledge of the Seller, purporting to represent or attempting to represent, any Employee.

(b) Neither the Company nor any Subsidiary has violated in any material respect any provision of federal or state law or any governmental rule or regulation, or any Order of any Governmental Body regarding the terms and conditions of employment of Employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of Employees or prospective employees.

3.25 Insurance. Schedule 3.25 sets forth a list (specifying the insurer, describing each pending claim thereunder of more than $50,000 and setting forth the aggregate amounts paid out under each such policy during the past twenty-four months and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, worker's compensation, vehicular and other insurance held by or on behalf of the Company or any of the Subsidiaries, and includes fire and comprehensive coverage for the full replacement value of all Tower Assets. Such policies and binders are valid and binding in accordance with their terms, are in full force and effect, and, to the knowledge of the Seller, insure against risks and liabilities to an extent and in a manner customary in the industries in which the Company and the Subsidiaries operate. Neither the Company nor any of the Subsidiaries is in material default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder, and neither the Company nor any of the Subsidiaries has received any notice of cancellation or non-renewal of any such policy or binder. Since January 1, 1997, there has been no written notice from any insurer requiring or recommending a change in any operating procedures, the performance of any work or the taking of any other action which has not heretofore been fully complied with. Neither the Company nor any of the Subsidiaries has received any notice from any of its insurance carriers or any Governmental Body that any insurance premiums will or may be materially increased in the future or that any insurance coverage listed on
Schedule 3.25 will or may not be available in the future on substantially the same terms as now in effect.

3.26 Operations of the Company. Except as set forth on any Schedule and for the Contemplated Transactions, since the Audited Balance Sheet Date, the Company and each of the Subsidiaries has only engaged in business conducted in the ordinary course, and neither the Company nor any of the Subsidiaries has:

(a) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(b) except for short-term bank borrowings in the ordinary course of business, the Seller Capital Loans and borrowings pursuant to the TD Credit Facility, incurred any indebtedness for borrowed money;

(c) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

(d) waived any material right under any Contract of the type required to be set forth on any Schedule;

(e) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

(f) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

(g) except with respect to inventory or equipment in the ordinary course of business, sold, abandoned or made any other disposition of any of its properties or assets;

(h) except with respect to acquisitions of communications towers made after the date of this Agreement with the prior written consent of the Buyer, made any acquisition of all or any part of the properties, assets, capital stock or business of any other person;

(i) paid, directly or indirectly, any of its material Liabilities before the same became due in accordance with its terms, otherwise than in the ordinary course of business;

(j) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Contract that is or was material to the Condition of the Companies;

(k)  amended  its  Certificate  of   Incorporation  or  By-Laws  (or  comparable
instruments) or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock;

(l) established or increased the benefits under, or promised to establish, modify or increase the benefits under, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or employment, consulting or severance agreement, or otherwise increased the compensation payable or to become payable to any directors, officers or Employees of the Company or the Subsidiaries, except in the ordinary course, or established, adopted or entered into any collective bargaining agreement; or

(m) engaged in any other material transaction other than in the ordinary course of business.

3.27 Banks, Brokers and Proxies. The Seller will make available to the Buyer after the date hereof a schedule which sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which the Company or any of the Subsidiaries has an account, credit line or safe deposit box or vault; (b) the name of each person authorized by the Company or any of the Subsidiaries to draw thereon or to have access to any safe deposit box or vault; (c) the purpose of each such account, safe deposit box or vault; and (d) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Company or any of the Subsidiaries in matters concerning its business or affairs.

3.28 Premerger Notification. As soon as practical after the date hereof, the Company (or its ultimate parent entity) will file notification and report forms with respect to the Contemplated Transactions in compliance with the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the "HSR Act").

3.29 Standard of Disclosure. References to specific dollar amounts in Section 3 are for convenience of disclosure only and do not establish or imply a standard of materiality, a standard for what is or is not in the ordinary course, or any other standard for disclosure set forth in this Agreement. No implication shall be drawn that any condition, set of facts or other disclosure set forth in a
Schedule is necessarily material or is otherwise required to be disclosed or that the inclusion of such disclosure establishes or implies a standard of materiality, a standard for what is or is not in the ordinary course, or any other standard for disclosure set forth in this Agreement.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

4.1 Due Incorporation and Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as heretofore conducted.

4.2 Authority to Execute and Perform Agreement. The Buyer has the full legal right and power and all authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery hereof by the Seller) is a valid and binding obligation of the Buyer enforceable in accordance with its terms. The execution and delivery by the Buyer of this Agreement, the consummation of the Contemplated Transactions and the performance by the Buyer of this Agreement in accordance with its terms will not (a) require the consent of any Governmental Body (excluding notification and report forms filed pursuant to the HSR Act) or any other person; (b) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, the Certificate of Incorporation or By-Laws of the Buyer, any Law or Order of any Governmental Body applicable to the Buyer, or any Contract to which the Buyer is a party or by or to which the Buyer or any of its properties is bound or subject; or (c) result in the creation of any Lien on any of the properties of the Buyer.

4.3 Purchase for Investment. The Buyer is purchasing the Shares for its own account for investment and not with a view toward or for resale in connection with any distribution thereof. The Buyer acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that such Shares may only be sold or otherwise disposed of under an effective registration statement under the Securities Act of 1933, as amended, or under an exemption therefrom. The Buyer is an accredited investor, as defined in Rule 501(a) of the Securities Act of 1933, as amended.

4.4 Premerger Notification. As soon as practical after the date hereof, the Buyer (or its ultimate parent entity) will file notification and report forms with respect to the Contemplated Transactions in compliance with the HSR Act.

5.       Covenants and Agreements.

5.1 Conduct of Business. From the date hereof through the Closing Date, the Seller agrees that it (a) shall cause the Company and the Subsidiaries to conduct their businesses in the ordinary course and, without the prior written consent of the Buyer which may not be unreasonably withheld or delayed, not to undertake any of the actions specified in Section 3.26 and (b) shall cause the Company and the Subsidiaries to use commercially reasonable efforts to conduct their businesses in such a manner so that the representations and warranties contained in Article 3 shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Without limiting the foregoing, between the date hereof and the Closing Date, the Company and the Subsidiaries shall: (A) not, without the prior written consent of the Buyer, which consent may not, with respect to amendments to Real Property Leases or Collocation Agreements, be unreasonably withheld or delayed,
(i) amend in any material respect or terminate any Real Property Lease, (ii) amend in any material respect or terminate any Collocation Agreement, (iii) enter into any new Collocation Agreement (other than Collocation Agreements pursuant to commitments therefor entered into prior to the date of this Agreement); provided, however, that the Seller shall cooperate with the Buyer to market collocation; (B) not assign, sell, encumber or otherwise transfer or dispose of any of the Real Property and Structures or the Tower Assets; (C) use commercially reasonable efforts to (i) maintain all of the Real Property and Structures and the Tower Assets in their present condition, reasonable wear and tear and ordinary usage excepted, and (ii) promptly repair any damage to any Real Property and Structures or Tower Assets; and (D) use commercially reasonable efforts to maintain all Permits in full force and effect. The Seller, on the one hand, and the Buyer, on the other hand, shall give each other prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of any representation or warranty, whether made as of the date hereof or as of the Closing Date, of such parties or that would constitute a violation or breach of any covenant of any of such parties contained in this Agreement.

5.2 Corporate Examinations and Investigations. Prior to the Closing Date, the Seller agrees that the Buyer shall be entitled, through its employees and representatives, to make such investigation of the properties, businesses and operations of the Company and the Subsidiaries, and such examination of the books, records and financial condition of the Company and the Subsidiaries, as it wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller shall, and shall cause the Company and the Subsidiaries to, cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Company and the Subsidiaries, (a) the Seller shall make available and shall cause the Company and the Subsidiaries to make available to the representatives of the Buyer during such period (i) all reports, assessments, audits, reviews, plans, analyses and other documents or correspondence in the possession or control of the Seller, the Company or any of the Subsidiaries relating to the condition of the Environment, the effect of the operations of the Company or any of the Subsidiaries on the Environment, or the compliance of the Company or any of the Subsidiaries with Safety and Environmental Laws and (ii) all information and copies of such documents concerning the affairs of the Company and the Subsidiaries as such representatives may reasonably request, (b) the Seller shall permit the representatives of the Buyer access to the Real Property and Structures and the Tower Assets, subject to any restrictions on access in the Real Property Leases, and (c) the Seller shall use commercially reasonable efforts to cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, (a) the Buyer shall, and shall cause its employees and representatives to, keep confidential, and shall, and shall cause its employees and representatives to, not use in any manner any information or documents obtained from the Company or the Subsidiaries concerning their properties, businesses and operations, unless (i) disclosure of such information or documents shall be required by applicable Law or Order, or
(ii) disclosure of such information or documents is reasonably required in connection with any litigation against or involving the Buyer with respect to the Contemplated Transactions, or (iii) such information is or such documents are readily ascertainable from public or published information, or trade sources, or, without violation of this Agreement by the Buyer or its employees or representatives, already known or subsequently developed by the Buyer independently of any investigation of the Company or the Subsidiaries, and (b) any documents obtained from the Company or the Subsidiaries and all copies thereof shall be returned to the Company.

5.3 Publicity. The parties agree that no publicity release or announcement concerning this Agreement or the Contemplated Transactions shall be made without advance approval thereof by the Seller and the Buyer, except as shall be required by applicable Law or Order (and in which case the announcing party shall make reasonable efforts to obtain the input and approval of the other party in advance of such publicity release or announcement).

5.4 Expenses. The parties to this Agreement shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants. With respect to any real property transfer taxes incurred in connection with the Contemplated Transactions, the Buyer, on the one hand, shall bear one half of the amount of such real property transfer taxes and the Seller, on the other hand, shall bear one half of the amount of such real property transfer taxes.

5.5 Indemnification of Brokerage. Each party hereto agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such party or any of its affiliates, and to bear the cost of legal expenses incurred in defending any such Claim or demand. Claims for indemnification under this Section 5.5 will be made in accordance with the provisions set forth in Section 9.3 but will not be subject to any of the limitations set forth in Section 9.4.

5.6      Related Parties.

(a) The Seller shall, prior to or at the Closing, pay or cause to be paid to the Company or each of the Subsidiaries, as the case may be, all amounts owed to the Company or such Subsidiary by the Seller or any of its affiliates (other than the Company or any Subsidiary).

(b) At and as of the Closing, any debts of the Company or any of the Subsidiaries owed to the Seller or to any of its affiliates (other than the Company or any Subsidiary), including intercompany advances, demand notes and debentures (but excluding Seller Capital Loans, which are addressed in Section 5.7, and trade accounts payable in the ordinary course and at market rates), shall be contributed to the capital of the Company. The Buyer will cause such trade accounts payable to be paid in the ordinary course.

(c) Within 30 days after the Closing, the Buyer will cause the $50,000 letter of credit posted by the Seller with the Florida Department of Transportation pursuant to the Florida DoT Contract to be returned, undrawn, to the Seller.

5.7      Termination of Debt.

(a) The Seller shall cause the Company and the Subsidiaries to, prior to or at the Closing, pay or repay and terminate all Debt of the Company and each Subsidiary, including, without limitation, (i) the Credit Agreement, dated December 13, 1999, among Lodestar Towers, Inc. and the lenders named therein (the "TD Credit Facility"), and (ii) the Seller Capital Loans, but excluding the Promissory Notes which are addressed in paragraph (b) below. At the Seller's option, by written notice delivered to the Buyer prior to Closing, the Seller may direct the Buyer to wire transfer a portion of the Purchase Price otherwise payable by the Buyer to the Seller at Closing under Section 1 to satisfy the TD Credit Facility and/or the Seller Capital Loans, in which event such payment shall reduce the amount otherwise payable by the Buyer to the Seller at Closing under Section 1 on a dollar for dollar basis.

(b) The Seller agrees to use commercially reasonable efforts to restructure the financial and legal arrangements related to the Promissory Notes, in consultation with the Buyer, so as to be able to cause the Company to repay and terminate the Promissory Notes prior to or at Closing. If the Promissory Notes are repaid prior to or at Closing, then the Buyer will increase the amount otherwise payable to the Seller at Closing on a dollar for dollar basis. If the Seller is unable to cause the Promissory Notes to be repaid prior to or at Closing, the Buyer and the Seller agree to restructure the Contemplated Transactions so as to enable the Buyer to acquire the Company and the Subsidiaries without any Debt outstanding on the closing date of such acquisition in a way that maintains the economics negotiated in this Agreement.

5.8 Release of Liens. The Seller shall cause the Company and the Subsidiaries to terminate and release all Liens on the capital stock and the assets of the Company and each of the Subsidiaries, other than Liens referred to in clauses
(1), (2), (3) and (4) of the definition of Permitted Encumbrances, prior to or at the Closing.

5.9 Required Consents. The Seller shall, prior to the Closing, use commercially reasonable efforts to obtain or make, at its sole expense, all Required Consents and undertake all commercially reasonable actions and incur all commercially reasonable expenses, costs and obligations required pursuant to the Required Consents.

5.10 Permit Transfers. At and as of the Closing, the Seller, at its sole expense, shall use commercially reasonable efforts to cause the transfer, reissuance or modification of any Permits to the extent that such is required to cause the Permits to remain in full force and effect in the possession of the Company or any Subsidiary after the Closing.

5.11     Tax Matters.

(a) Tax Indemnity. Subject to the limitations set forth in Section 5.11(f), the Seller shall indemnify and hold harmless the Buyer against the following amounts (including any Loss reasonably incurred in contesting or otherwise in connection with any such amounts) (collectively, "Indemnified Taxes"): (i) Taxes imposed on or required to be withheld by the Company or any of the Subsidiaries (including, without limitation, Taxes imposed as a result of the Company or any of the Subsidiaries being included in an affiliated group that files consolidated or combined returns by reason of U.S. Treasury Regulation ss.1.1502-6 or any comparable provision of state, local or foreign law that provides for joint or several liability) with respect to any taxable year or period ending on or before the Closing Date, except for (A) Taxes, other than deferred taxes, that have been reserved or otherwise accrued or reflected on the Audited Balance Sheet, and (B) Taxes in an amount equal to the accrued and unpaid Taxes of the Company and its Subsidiaries reflected on the books and records of the Company and its Subsidiaries since December 31, 1999 in the ordinary course of business consistent with past practice and relating to operations since December 31, 1999; (ii) with respect to any taxable year or period beginning before the Closing Date and ending after the Closing Date, Taxes imposed on or required to be withheld by the Company or any of its Subsidiaries which are allocable, pursuant to Section 5.11(b) below, to the portion of such taxable year or period ending at the end of the day on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as "Pre-Closing Periods"), except for (A) Taxes, other than deferred taxes, that have been reserved or otherwise accrued or reflected on the Audited Balance Sheet, and (B) Taxes in an amount equal to the accrued and unpaid Taxes of the Company and its Subsidiaries reflected on the books and records of the Company and the Subsidiaries since December 31, 1999 in the ordinary course of business consistent with past practice and relating to operations since December 31, 1999; and (iii) Taxes arising from the Company or any of the Subsidiaries ceasing to be members of an affiliated group that files consolidated or combined income tax returns by reason of any of the Contemplated Transactions; and (iv) without duplication of any Indemnified Taxes referred to in clauses (i) or (ii) hereof, Taxes imposed on the Buyer, the Company or any affiliate of the Buyer or the Company as a result of a breach or inaccuracy of any representation or warranty set forth in Section 3.12, or as a result of a breach of any covenant contained in this Section 5.11 without duplication. The Seller shall pay to the Buyer any Tax indemnity required to be paid pursuant to the preceding sentence within 15 days of the Seller's receipt of a written request therefor from the Buyer describing in reasonable detail the Indemnified Taxes which are the subject of and basis for such Tax indemnity and the computation of the amount so payable; provided, that if Indemnified Taxes are being contested in accordance with Section 5.11(e), the Seller shall pay any required Tax indemnity to the Buyer within 15 days of final resolution of such contest. The failure of the Buyer to submit to the Seller a written request for indemnification under this
Section 5.11 shall not relieve the Seller of its indemnity obligation under this
Section 5.11. Subject to the limitations set forth in Section 5.11(f), the Buyer shall indemnify and hold harmless the Seller against the following amounts (including any Loss reasonably incurred in contesting or otherwise in connection with any such amounts) (also, collectively, "Indemnified Taxes"): Taxes imposed on or required to be withheld by the Company or any of the Subsidiaries (including, without limitation, Taxes imposed as a result of the Company or any of the Subsidiaries being included in an affiliated group that files consolidated or combined returns by reason of U.S. Treasury Regulation ss.1.1502-6 or any comparable provision of state, local or foreign law that provides for joint or several liability) with respect to any taxable year or period beginning after the Closing Date (including the portion of any Interim Period beginning after the Closing Date). The Buyer shall pay to the Seller any Tax indemnity required to be paid pursuant to the preceding sentence within 15 days of the Buyer's receipt of a written request therefor from the Seller describing in reasonable detail the Indemnified Taxes which are the subject of and basis for such Tax indemnity and the computation of the amount so payable; provided, that if indemnified taxes are being contested in accordance with
Section 5.11(e), the Buyer shall pay any required Tax indemnity to the Seller within 15 days of final resolution of such contest. The failure of the Seller to submit to the Buyer a written request for indemnification under this Section
5.11 shall not relieve the Buyer of its indemnity obligation under this Section 5.11.

(b) Allocation of Taxes. In the case of Taxes that are payable with respect to an Interim Period, the portion of any such Tax that is allocable to the portion of the Interim Period ending on the Closing Date shall be deemed equal to:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), the amount of such Taxes which would be payable if the taxable year ended on the Closing Date determined, to the extent permissible under applicable Laws, in a manner which is consistent with the relevant company's accounting practices and business operations as in effect prior to the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

(ii) in the case of Taxes not described in subparagraph (i) that are imposed on a period basis and measured by the level of any item, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending at the end of the day on the Closing Date and the denominator of which is the number of calendar days in the entire period and determined, to the extent permissible under applicable Laws, in a manner which is consistent with the relevant company's accounting practices and business operations as in effect prior to the Closing Date.

(c) Filing of Tax Returns and Payment of Taxes. The Seller shall prepare and timely file, or shall cause the Company to prepare and timely file, all Tax Returns with respect to the Company and the Subsidiaries for the taxable years or periods that end on or prior to the Closing Date, including, for those jurisdictions and tax authorities that permit or require a short period Tax Return, for the period ending on and including the Closing Date (the "Indemnitor Returns"). All such Indemnitor Returns shall be prepared and filed in a manner that is consistent with past practice, except as required by applicable Law. The Seller shall deliver such Indemnitor Returns to the Buyer at its address specified in Section 11.3 at least 20 days prior to the respective due dates of such Indemnitor Returns (as the same may have been validly extended) for the approval of the Buyer, such approval not to be unreasonably withheld or delayed. If any Indemnitor Returns have not been filed as of the Closing Date, the Company shall timely file such Indemnitor Returns as prepared by the Seller in accordance with the foregoing sentences of this Section 5.11(c). The Buyer shall prepare and timely file all Tax Returns with respect to the Company and its Subsidiaries for Interim Periods (the "Straddle Returns") and for all periods that do not end on or prior to the Closing Date. The Buyer shall deliver the Straddle Returns, and a statement setting forth any amounts on such Straddle Returns allocable to an Interim Period pursuant to Section 5.11(b) of this Agreement (a "Straddle Statement"), to the Seller at its address specified in
Section 11.3 at least 20 days prior to the respective due dates of such Straddle Returns as the same may have been validly extended for the approval of the Seller, such approval not to be unreasonably withheld or delayed. If the Seller does not approve the Straddle Statement, and the Seller and the Buyer cannot otherwise agree, such Straddle Statement shall be submitted to the Independent Accountant for binding resolution in accordance with this

Section 5.11(c). The fees of the Independent Accountant incurred in connection with the resolution of any dispute under this Section 5.11(c) shall be shared equally by the Buyer, on the one hand, and the Seller, on the other hand.

(d) Tax Refunds. Any Tax refund (including any interest with respect thereto) relating to a Pre-Closing Period of the Company and its Subsidiaries shall be the property of the Seller and, if received by the Buyer, shall be payable to the Seller within 15 business days of the Buyer's receipt, except for (x) any such Tax refunds attributable to the carry back of losses incurred in or with respect to any taxable year or period beginning after the Closing Date and (y) any such Tax refunds reflected or accrued as a receivable or other asset on the Audited Balance Sheet or on the books and records of the Company and its Subsidiaries since December 31, 1999 in the ordinary course of business consistent with past practice relating to operations since December 31, 1999. In the event the Seller receives any amount relating to a refund under this Section 5.11(d) and subsequent thereto adjustments are made to any item that gave rise to such refund and as a result thereof either the Company or any of its Subsidiaries is required to pay any additional Taxes for which either the Company or any of its Subsidiaries is not otherwise indemnified for by the Seller under this Agreement, then the Seller shall pay all or any portion of such refund relating to such adjustment back to either the Company or its Subsidiaries, as the case may be, within 15 days of receipt of such refund.

(e)      Contests.

(i) After the Closing Date, the Buyer shall promptly notify the Seller, or the Seller shall promptly notify the Buyer, in each case in writing, of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company or its Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 5.11; provided, however, that failure to give prompt written notice of any such claim shall bar indemnification hereunder only to the extent such failure materially prejudices the Indemnifying Party.

(ii) Except as provided in Section 5.11(e)(iii) below, in the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Period, the Seller shall have the right, at its own expense, to control the conduct of such audit or proceeding, provided that within 30 days after the Seller has received notice directly, or the written notice from the Buyer that is required under Section 5.11(e)(i) above, and prior to taking any action with respect to such audit or administrative or judicial proceeding, the Seller acknowledges in writing its liability under Sections 5.11(a) above, subject to the limitations set forth in Section 5.11(f) of this Agreement, to hold the Buyer harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to the Pre-Closing Period and provided further, that the Seller shall not settle or agree to settle any such audit or proceeding without the written consent of the Buyer (which consent shall not be unreasonably withheld or delayed). The Buyer also may participate in any such audit or proceeding at its own expense and, if the Seller does not assume the defense of any such audit or proceeding, the Buyer may defend the same at its own expense in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding, without any effect on the Buyer's right to indemnification under this Section 5.11.

(iii) With respect to a proposed adjustment for an Interim Period or for which both the Seller (as evidenced by its acknowledgment under this Section 5.11(e)) and the Buyer could be liable (x) the Seller and the Buyer may each participate in the audit or proceeding, and (y) the audit or proceeding shall be controlled by the Seller or the Buyer, whichever would bear the burden of the greatest portion of the adjustment. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by the Seller and the Buyer.

(f) Additional Provisions Affecting Tax Indemnification. If an audit adjustment for a Pre-Closing Period (A) gives rise to an indemnity obligation pursuant to which payment is made under Section 5.11(a), and (B) results in a reduction of the taxable income of the Company, any Subsidiary or the Buyer for a taxable year or period beginning after the Closing Date (such reduction in taxable income is referred to herein as a "Post-Closing Tax Benefit"), then the Buyer shall repay to the Seller the portion of such indemnity payment corresponding to the "realized value" of such Post-Closing Tax Benefit. The "realized value" of a Post-Closing Tax Benefit shall be equal to the excess of (x) the liability of the Buyer for Taxes for the taxable year or period in respect of which the Post-Closing Tax Benefit is realized, computed without regard to any deductions or credits directly attributable to the Post-Closing Tax Benefit over (y) the actual liability of the Buyer for Taxes for such taxable year or period. Any repayment required to be made by the Buyer pursuant to this Section 5.11(f) shall be made within 15 days following the Buyer's actual utilization of the Post-Closing Tax Benefit to reduce its Taxes payable.

(g) Cooperation and Exchange of Information. The Buyer and the Seller shall provide each other with such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes of the Company or any Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns of the Company or any Subsidiary or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Seller and the Buyer shall make their respective employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. The Seller and the Buyer shall retain all Tax Returns, schedules, work papers, records and other documents in their respective possession relating to Tax matters of the Company and its Subsidiaries for each taxable year or period until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or
(ii) five years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 5.11(g) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(h) Survival of Obligations. Notwithstanding any other provisions in this Agreement, the obligations of the parties set forth in this Section 5.11 shall not be subject to any limitations other than those set forth in this Agreement and shall remain in effect until 30 days after the expiration of all applicable statutes of limitations.

5.12 Allocation of Purchase Price. The Buyer and the Seller shall use commercially reasonable efforts to agree, on or before the Closing, on a joint determination of the fair market value of the assets of the Company and the Subsidiaries.

5.13 Seller's Group  Insurance  Policies.  The Buyer  acknowledges  that, at the
Seller's election, the Company and the Subsidiaries may cease to be covered under the Seller's group insurance policies following the Closing.

5.14 Use of LeBlanc Name. The Buyer and the Seller agree that the Buyer shall be permitted to use the "LeBlanc" name, design and logo (and any trade or service names or marks related thereto) for a period of 60 days following the Closing. The Buyer agrees that after such 60-day period, the Buyer shall cease to use the "LeBlanc" name, design and logo (and any trade or service names or marks related thereto) and that the Buyer shall have no right and no interest in and to the use of the "LeBlanc" name design and logo (and any trade or service names or marks related thereto).

5.15     Tower Construction.

(a) The Seller agrees that for a period of two years following the Closing, neither the Seller nor any of its affiliates shall, directly or indirectly, perform any fabrication, modification or erection of broadcast towers for American Tower Corporation, a Delaware corporation, or any of its affiliates in any broadcast market in which the Company or any Subsidiary owns a broadcast tower or has a broadcast tower under construction as of the date of Closing.

(b) If any court of competent jurisdiction determines that the covenant contained in Section 5.15(a), or any part thereof, is unenforceable because of duration or geographic scope, such court shall have the power to reduce the duration or scope of such covenant, as the case may be, and, in its reduced form, such covenant shall then be enforceable.

(c) If the Seller or any of its affiliates breaches, or threatens to breach, the covenant contained in Section 5.16(a), the Buyer shall have the right and remedy to have such covenant specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach would cause irreparable injury to the Buyer, the Company and the Subsidiaries and that money damages would not provide an adequate remedy to the Buyer, the Company and the Subsidiaries.

5.16 Further Assurances. Each of the parties shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing set forth in Articles 6 and 7.

6. Conditions Precedent to the Obligation of the Buyer to Close. The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer acting in accordance with the provisions of Article 10 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

6.1 Representations and Covenants. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, as of such date. The Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date. The Seller shall have delivered to the Buyer a certificate, dated the date of the Closing and signed by an officer of the Seller, to the foregoing effect.

6.2 Consents and Approvals. All Required Consents shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such Required Consents have been obtained.

6.3 Opinion of Counsel to the Seller. The Buyer shall have received the opinion of Torys, counsel to the Seller, dated the date of the Closing, addressed to the Buyer, substantially in the form of Exhibit A.

6.4 HSR Act Filing. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

6.5 Resignations; Revocations. The resignation of each director and officer of the Company and each director and officer of each of the Subsidiaries shall, if so requested by the Buyer, have been delivered to the Buyer. The Buyer shall have received evidence satisfactory to it that effective as of the Closing Date, any proxies, powers of attorney or other instruments authorizing persons to act on behalf of the Company or any of the Subsidiaries in matters concerning their respective businesses or affairs have been revoked and are of no further force and effect, if so requested by the Buyer.

6.6 No Claims. There shall not be on the Closing Date any Orders of any Governmental Body or Law which would prohibit the purchase of the Shares or the consummation of the Contemplated Transactions.

6.7      Real Estate.

(a) Tax Returns. The Buyer shall have received any and all real property transfer tax returns and other similar filings required by law in connection with the Contemplated Transactions and relating to the Real Property and Structures, any part thereof or ownership interest therein, all duly and properly executed and acknowledged by the Seller, the Company and/or the Subsidiary, whichever is required. If required in connection with any of the foregoing filings, the Buyer shall have received the written agreement of the Seller and the Buyer allocating to certain parcels of Real Property and Structures a portion of the Purchase Price. The Seller shall also have executed such affidavits in connection with such filings as shall have been required by law or reasonably requested by the Buyer. The Buyer agrees to cooperate with the Seller in connection with the filings required under this Section 6.7 and to execute any and all required affidavits, questionnaires, returns or similar documents.

(b) FIRPTA Affidavit. The Buyer shall have received an affidavit of an officer of the Company sworn to under penalty of perjury pursuant to U.S. Treasury Regulation ss.1.1445-2(c)(3), containing a statement that the Shares are not "U.S. real property interests" within the meaning of Section 897(c)(1) of the Code.

6.8 Release of Debt. The Buyer shall have received evidence satisfactory to it that effective as of the Closing Date, the Company and each Subsidiary are released from any and all liability with respect to the Debt, including, without limitation, releases from the Security Documents related thereto, and the Company and each Subsidiary are no longer obligated with respect to the Debt.
6.9 Release of Liens. The Buyer shall have received evidence satisfactory to it that effective as of the Closing Date, the capital stock and the assets of the Company and each Subsidiary are released from any and all Liens, other than Liens referred to in clauses (1), (2), (3) and (4) of the definition of Permitted Encumbrances.

6.10 Termination of Agreements. Except for the Contracts identified on Schedule 6.10, at and as of the Closing, the Seller, the Company and/or the Subsidiaries shall have terminated all Contracts between the Company or a Subsidiary, on the one hand, and the Seller or any of its affiliates (other than the Company or any Subsidiary), on the other hand, and the Company or such Subsidiary, as the case may be, shall retain no obligations under such Contracts. The Buyer shall have received evidence satisfactory to it of the termination of all Contracts required to be terminated pursuant to the preceding sentence and of the release of any obligations under such Contracts of the Company and all relevant Subsidiaries. As to the Contracts identified on Schedule 6.10, the Seller will cause the Company and the Subsidiaries to perform their obligations thereunder.

6.11 Due Diligence. As a result of the Buyer's due diligence review of (a) each of the documents and materials required to be made available pursuant to Sections 3.9, 3.16, 3.18 and 3.19 and (b) any document or material referenced in any Schedule (other than the Florida DoT Contract and the Lodestar Towers, Inc. employee handbook, each of which has previously been delivered to the Buyer), the Buyer shall not have learned any information which is (i) inconsistent with any written material or written information delivered to the Buyer prior to April 11, 2000 and (ii) individually or in the aggregate materially adverse to the Condition of the Companies; provided, however, that to the extent that this condition is not satisfied, the Buyer agrees to seek to renegotiate the terms and conditions of this Agreement with the Seller in good faith for a reasonable period of time. The Seller agrees to make available to the Buyer each of the documents and materials referred to in the previous sentence as soon as practicable but in no event later than April 17, 2000. The condition to Closing set forth in the first sentence of this Section 6.11 shall be deemed satisfied unless, prior to 5:00 p.m. on April 24, 2000, the Buyer provides written notice to the Seller that it has not been satisfied, including reasonable justification therefor. The Buyer confirms that it has completed its business due diligence of the Company and the Subsidiaries and that this due diligence condition is intended to cover only the specific matters referred to in this Section 6.11.

7. Conditions Precedent to the Obligation of the Seller to Close. The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller acting in accordance with the provisions of Article 10 with respect to termination of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller:

7.1 Representations and Covenants. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, as of such date. The Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Buyer shall have delivered to the Seller a certificate, dated the date of the Closing and signed by an officer of the Buyer, to the foregoing effect.

7.2 HSR Act Filing. Any person required in connection with the Contemplated Transactions to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

7.3 No Claims. There shall not be on the Closing Date any Orders of any Governmental Body or Law which would prohibit the purchase of the Shares or the consummation of the Contemplated Transactions.

7.4 Opinion of Counsel to the Buyer. The Seller shall have received an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to the Buyer, dated the date of the Closing, addressed to the Seller, substantially in the form of Exhibit B.

8. Survival of Representations and Warranties After Closing. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and the Subsidiaries and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement or the certificate delivered pursuant to Section 6.1. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Except for those representations and warranties in Sections 3.1, 3.7 and 3.8 (all of which representations and warranties shall survive without limitation), all representations and warranties of the Seller contained in this Agreement shall terminate and expire (a) two years after the Closing Date, with respect to any General Claim based upon, arising out of or otherwise in respect of any fact, circumstance or Claim of which the Buyer prior to that date shall not have given notice to the Seller; and (b) with respect to any Tax Claim, on the later of (i) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitations and (ii) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations.

9.       General Indemnification.

9.1      Obligation of the Seller to Indemnify.

(a) Subject to the limitations contained in Article 8 and Section 9.4, the Seller agrees to indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, successors and permitted assigns) from and against all losses, liabilities, damages, deficiencies, demands, Claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, claims by mechanics, materialmen, architects, contractors and subcontractors for labor or materials performed, rendered or supplied to or in connection with any Real Property and Structures, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the indemnified party in any action or proceeding between the indemnifying party and the indemnified party or between the indemnified party and any third party, or otherwise) after applying applicable insurance proceeds ("Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, except to the extent otherwise covered by Sections 9.1(b).

(b) The Seller's indemnification obligation for any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Seller set forth in Sections 3.12 or 5.11 of this Agreement shall be governed exclusively by
Section 5.11 of this Agreement.

9.2 Obligation of the Buyer to Indemnify. The Buyer agrees to indemnify, defend and hold harmless the Seller from and against all Losses based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

9.3      Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. With respect to third party claims, all claims for indemnification by any party making a claim under this Article 9 (referred to herein as the "Indemnitee") shall be asserted and resolved as follows:
Promptly after receipt by an Indemnitee of notice of any demand, claim or circumstances, which, with the lapse of time, would or might give rise to a claim or the commencement (or the threatened commencement of) any action, proceeding or investigation (an "Asserted Liability") that may result in Losses which are subject to indemnification under Sections 9.1 or 9.2, the Indemnitee shall give notice thereof (the "Claims Notice") to the party against whom such claims are asserted (referred to herein as the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee. The failure of an Indemnitee to provide a Claims Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligations to defend under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability (at the Indemnifying Party's sole cost and expense). Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that if the settlement or compromise does not result in any liability to the Indemnifying Party, consent to such settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense (in the judgment of counsel engaged by the Indemnifying Party).

                           The Indemnitee has the right to employ its own
counsel in any compromise of, or defense against, any Asserted Liability, or in connection with the

Indemnitee's provision of reasonable cooperation and assistance to the Indemnifying Party or the Indemnifying Party's counsel as provided above, but the fees, expenses and other charges of such counsel employed by the Indemnitee will be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party has not in fact employed counsel to compromise or defend against the Asserted Liability within a reasonable time, in each of which cases the reasonable fees, disbursements and other charges of counsel retained by the Indemnitee will be at the expense of the Indemnifying Party. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time retained by the Indemnitee unless the employment of more than one counsel has been authorized in writing by the Indemnifying Party.

(c) Notice of Direct Claim. In the event that an Indemnitee has a claim for indemnification that does not involve a third party (a "Direct Claim"), the Indemnitee shall notify the Indemnifying Party of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"), however, the failure of an Indemnitee to provide such Direct Claim Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. If the Indemnifying Party notifies the Indemnitee that it disputes the Indemnitee's right of indemnification with respect to a Direct Claim, the Indemnitee and the Indemnifying Party shall use reasonable efforts to resolve such dispute. In the absence of such an agreement, the Indemnitee shall be entitled to proceed to enforce its rights hereunder.

9.4 Limitations on Indemnification.  The indemnification provided for in Section
9.1 shall be subject to the following limitations:

(a) The Seller shall not be obligated to pay any amounts for indemnification for breach of representation or warranty under Section 9.1(a), except those based upon, arising out of or otherwise in respect of Sections 3.1, 3.3, 3.7, 3.8 and
3.23 (the "Basket Exclusions"), until the aggregate amounts for indemnification under Section 9.1(a), exclusive of those based on the Basket Exclusions, equals 1.0% of the Purchase Price (the "Basket Amount"), whereupon the Seller shall be obligated to pay in full all such amounts for such indemnification above, but excluding, the Basket Amount.

(b) The Seller shall be obligated to pay any amounts for indemnification based on the Basket Exclusions (in accordance with its liability as set forth in Section 9.1(a)) without regard to the individual or aggregate amounts thereof and without regard to whether all other indemnification payments shall have exceeded, in the aggregate, the Basket Amount.

10.      Termination of Agreement.

10.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(a) at the election of the Seller in writing, if any one or more of the conditions to its obligation to close has not been fulfilled by July 31, 2000;

(b) at the election of the Buyer in writing, if any one or more of the conditions to its obligation to close has not been fulfilled by July 31, 2000;

(c) at the election of the Seller or the Buyer in writing, if any legal proceeding is commenced or threatened by any Governmental Body seeking to prevent the consummation of the Contemplated Transaction and the Seller or the Buyer, as the case may be, reasonably and in good faith deems it impracticable or inadvisable to proceed in view of such legal proceeding;

(d) at the election of the Seller in writing, if the Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured within thirty (30) days after notification of such intent to terminate is sent;

(e) at the election of the Buyer in writing, if the Seller has breached any material representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured within thirty (30) days after notification of such intent to terminate is sent; or

(f) at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

                  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

10.2  Survival  After  Termination.  If this  Agreement  terminates  pursuant to
Section 10.1, it shall become null and void and have no further force or effect, except that any such termination shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Articles 6 and 7 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections
5.2 (relating to the Buyer's confidentiality  obligations),  5.3, 5.4, 5.5, this
Section 10.2 and Article 11 shall survive any termination of this Agreement.

11.      Miscellaneous.

11.1 Certain Definitions. (a) As used in this Agreement, the following terms have the following meanings:

                  "affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with, such person.

                  "COBRA" means the  provisions of Section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA.

                  "Debt" of the Company or any Subsidiary means, without duplication, all obligations or liabilities of such person (i) for borrowed money, whether current, short term or long term, or secured or unsecured, (ii) evidenced by notes, bonds, debentures or similar instruments, other than operating leases, (iii) for the deferred purchase price for purchases of assets or property (other than trade payables), (iv) created or arising under any conditional sale or other title retention with respect to assets or property acquired directly or indirectly by such person, (v) under leases which are capital leases in accordance with GAAP, (vi) in respect of banker's acceptance or letters of credit (other than documentary and stand-by letters of credit in support of ordinary course trade payables or self-insured workers' compensation obligations), (vii) with respect to interest trade swaps, collars, caps and similar obligations, (viii) for accrued and unpaid interest or other charges (including any contractual prepayment premiums, penalties or similar charges resulting from the Contemplated Transactions or the discharge of such obligations) with respect to any of the foregoing, (ix) for any costs or expenses incurred by such person in connection with the Contemplated Transactions and to be borne by the Company or any Subsidiary (on behalf of the Seller) and not the Buyer, including legal fees and disbursements, fees and other payments to any broker, finders, agents or similar intermediaries, (x) for all bonuses or other compensation payable to employees of the Company or any Subsidiary which are conditioned upon the consummation of the transactions contemplated by this Agreement, and (xi) in the nature of guarantees of obligations of the type described in clauses (i) through (x) above of any other person.

                  "Employee" means any individual employed at any time by the Company or any of the Subsidiaries.

                  "Environment" means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

                  "Environmental Claims" means any written notification, whether direct or indirect, formal or informal, pursuant to Safety and Environmental Laws or principles of common law relating to pollution, protection of the Environment or health and safety, that any of the current or past operations of the Company or any of the Subsidiaries, or any by-product thereof, or any of the property currently or formerly owned, leased or operated by the Company or any of the Subsidiaries, or the operations or property of any predecessor or affiliates of the Company or any of the Subsidiaries is or may be implicated in or subject to any proceeding, action, investigation, claim, lawsuit, order, agreement or evaluation by any Governmental Body or any other person.

                  "Environmental Compliance Costs" means any expenditures, costs, assessments or expenses (including, without limitation, any payments, costs, assessments or expenses in connection with the conduct of any Remedial Action, as well as reasonable fees, disbursements and expenses of attorneys, experts, personnel and consultants), whether direct or indirect, necessary to cause the operations, real property, assets, equipment or facilities owned, leased, operated or used by the Company or by any of the Subsidiaries to be in compliance with any and all requirements, as in effect at the Closing Date, of Safety and Environmental Laws, principles of common law concerning pollution, protection of the Environment or health and safety, or Permits issued pursuant to Safety and Environmental Laws; provided, however, that Environmental Compliance Costs do not include payments, costs, assessments or expenses necessary in connection with normal maintenance of such real property, assets, equipment or facilities or the replacement of equipment in the normal course of events due to ordinary wear and tear.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Florida DoT Contract" means the Lease and Operating Agreement for Commercial Wireless Telecommunications, dated March 25, 1999, between the State of Florida, Department of Transportation, as Lessor, and the Company, as Lessee.

                  "General Claim" means any claim (other than a Tax Claim) based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller (other than a representation or warranty set forth in Sections 3.1, 3.7 and 3.8) contained in this Agreement.

                  "Hazardous Substance" means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Safety and Environmental Law.

                  "IRS" means the Internal Revenue Service.

                  "knowledge" or "belief" with respect to the Seller means the knowledge or belief, as applicable, of Thomas F. Byrne, John C. Charles, Paul A. Dickie, Michael J. Hussey, Nancy E. McGee and Paul Scott; and "knows" or "believes" have correlative meanings.

                  "Liabilities" means any direct or indirect indebtedness, liability, Claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement or in the notes thereto.

                  "Lien" means any lien, pledge, mortgage, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever.

                  "material" means, where the context permits, material to the Company and the Subsidiaries, taken as a whole.

                  "Material Taxes" means any Taxes the liability for which when aggregated with the liabilities for all other Taxes equals or exceeds $50,000.

                  "NEPA" means the National Environmental Protection Agency.

                  "person" means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Promissory Notes" means (a) the Promissory Note, dated August 19, 1987, made by Lodestar New Orleans, Inc. in favor of Stoner Broadcasting System Group, Inc., (b) the Replacement Promissory Note, dated February 11, 1999, made by Lodestar New Orleans, Inc. in favor of Sinclair Radio of New Orleans, Inc., and (c) the related Loan Agreement between Lodestar New Orleans, Inc., as borrower, and Stoner Broadcasting Group, Inc. and EZ Communications, Inc., as lenders.

                  "property" or "properties" means real, personal or mixed property, tangible or intangible.

                  "Remedial Action" means all actions, whether voluntary or involuntary, reasonably necessary to comply with, or discharge any obligation under, Safety and Environmental Laws to (A) clean up, remove, treat, cover or in any other way adjust Hazardous Substances in the indoor or outdoor Environment;
(B) prevent or control the release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the Environment; or (C) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in any real property.

                  "Safety and Environmental Laws" means all Laws and Orders relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 121 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Asbestos Hazard Emergency Response Act, 15 U.S.C. ss.2601 et seq., the Safe Drinking Water Act, 42 U.S.C.
ss. 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

                  "Security Documents" means the security documents securing the TD Credit Facility as listed on Schedule 11.1(i)

                  "Seller Capital Loans" means any and all loans by the Seller or any of its affiliates (other than the Company and the Subsidiaries) to the Company or any of the Subsidiaries made from the date hereof until immediately prior to the Closing to fund Capital Payments.

                  "Seller Credit Facility" means the Credit Agreement, dated November 26, 1999, among the Seller and the other borrowers and lenders named therein.

                  "Subsidiaries" means those entities listed on Schedule 3.5(i).

                  "Tax Claim" means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty of the Seller contained in this Agreement related to Taxes.

                  "Taxes" means all Federal, state, county, local and foreign taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll related and property taxes and import duties), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, required to be paid by or with respect to the Company and the Subsidiaries (or any of them) on or before the date hereof.

                  "Working Capital" means the working capital of the Company and the Subsidiaries, taken as a whole, as determined as of December 31, 1999 based on the Audited Balance Sheet and as of the Closing Date based on the Closing Balance Sheet, in each case calculated on the same basis as set forth on
Schedule 11.1(i).

                           (b)      The following capitalized terms are defined
in the following Sections of this Agreement:


 Term                                                                    Section
 ----                                                                    -------
 Arbitrator..........................................................    1.3(c)
 Asserted Liability..................................................    9.3(a)
 Audited Balance Sheet...............................................   3.10(a)
 Audited Balance Sheet Date..........................................   3.10(a)
 Audited Financials..................................................   3.10(a)
 Basket Amount.......................................................    9.4(a)
 Basket Exclusions...................................................    9.4(a)
 Buyer...............................................................   Preamble
 Capital Payments....................................................    1.2(a)
 Claims..............................................................     3.17
 Claims Notice.......................................................    9.3(a)
 Closing.............................................................     1.1
 Closing Balance Sheet...............................................    1.3(b)
 Closing Date........................................................      2
 Code................................................................   3.12(f)
 Collocation Agreements..............................................   3.19(d)
 Collocator..........................................................   3.19(d)
 Company.............................................................   Preamble

 Company Plan........................................................   3.23(a)
 Completed Tower Assets..............................................   3.19(f)
 Condition of the Companies..........................................     3.6
 Contemplated Transactions...........................................     3.3
 Contracts...........................................................     3.15
 Determination.......................................................    1.3(c)
 Direct Claim........................................................    9.3(c)
 Direct Claim Notice.................................................    9.3(c)
 Disputed Matter.....................................................    1.3(c)
 FCC Checklist.......................................................   3.19(k)
 GAAP................................................................    1.2(b)
 Governmental Body(ies)..............................................     3.13
 HSR Act.............................................................     3.27
 Indemnified Taxes...................................................   5.11(a)
 Indemnifying Party..................................................    9.3(a)
 Indemnitee..........................................................    9.3(a)
 Indemnitor Returns..................................................   5.11(c)
 Independent Accountant..............................................   5.11(c)
 Interim Period......................................................   5.11(a)
 Laws................................................................     3.13
 Leased Real Property................................................   3.19(b)
 Liabilities.........................................................     3.22
 Losses..............................................................    9.1(a)
 Orders..............................................................     3.13
 Owned Real Property and Structures..................................   3.19(a)
 Permits.............................................................     3.14
 Permitted Encumbrances..............................................   3.19(a)
 Post-Closing Tax Benefit............................................   5.11(f)
 Pre-Closing Period..................................................   5.11(a)
 Preliminary Balance Sheet...........................................    1.2(b)
 Purchase Price......................................................     1.1
 Real Property and Structures........................................   3.19(c)
 Real Property Leases................................................   3.19(b)
 Required Consents...................................................     3.15
 Revised Preliminary Balance Sheet...................................    1.2(c)
 Seller..............................................................   Preamble
 Seller's Dispute Report.............................................    1.3(c)
 Shares..............................................................   Preamble
 Spurs...............................................................   3.10(b)
 Straddle Returns....................................................   5.11(c)
 Straddle Statement..................................................   5.11(c)
 TD Credit Facility..................................................     5.7
 Tax Returns.........................................................   3.12(b)
 Title Defects.......................................................   3.19(b)
 Tower Assets........................................................   3.19(f)

 Uncompleted Tower Assets............................................   3.19(f)

11.2 Consent to Jurisdiction and Service of Process. Any Claim arising out of or relating to this Agreement or the Contemplated Transactions may be instituted in any Federal court of the Southern District of New York or any state court located in New York County, State of New York, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

11.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by a nationally recognized overnight courier service. Any such notice shall be deemed given when so delivered personally or by such courier service as follows:

(i)      if to the Buyer, to:

                                  SpectraSite Communications, Inc.
                                  100 Regency Forest Drive, Suite 400
                                  Cary, NC  27511

                                  Attention:        General Counsel
                                  Telephone:        (919) 468-0112
                                  Facsimile:        (919) 468-8522

                                  with a copy to:

                    Paul, Weiss, Rifkind, Wharton & Garrison
                                  1285 Avenue of the Americas
                                  New York, New York  10019-6064

                                  Attention:        Bruce A. Gutenplan
                                  Telephone:        (212) 373-3117
                                  Facsimile:        (212) 757-3990

(ii)     if to the Seller:

                                  LeBlanc & Royle Enterprises Inc.
                                  461 Cornwall Road
                                  Oakville, Ontario, Canada  L6J 4A5

                                  Attention:        Nancy E. McGee
                                  Telephone:        905-844-1242, Ext. 219
                                  Facsimile:        905-844-2787

                                  with a copy to:

                                  Torys
                                  Suite 3000,  Maritime Life Tower
                                  P.O. Box 270
                                  Toronto-Dominion Centre
                                  Toronto, Ontario, Canada  M5K 1N2

                                  Attention:        Brian M. Flood and
                                                    Richard G. Willoughby
                                  Telephone:        416-865-0040
                                  Facsimile:        416-865-7380

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

11.4 Entire Agreement. This Agreement (including the Exhibits and Schedules) and any collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the purchase of the Shares and supersede all prior agreements, written or oral, with respect thereto.

11.5 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the Buyer and the Seller or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement or the certificates delivered pursuant to
Section 6.1 or 7.1 shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement or the certificates delivered pursuant to
Section 6.1 or 7.1 (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

11.7 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable except by operation of law, and any purported assignment in violation hereof shall be null and void; provided, however, that the Buyer may assign this Agreement to (i) any direct or indirect wholly-owned subsidiary of the Buyer if the Buyer guarantees the performance by such assignee of its obligations hereunder, (ii) to any successor to all or substantially all of its business or assets, and (iii) to the Buyer's lenders as collateral security; provided, further, that the Seller may assign this Agreement to any direct or indirect wholly-owned subsidiary of the Seller if the Seller transfers all of the Shares to such assignee, the Seller guarantees the performance by such assignee of its obligations hereunder and such assignment would have no adverse effect on the Buyer, as determined in the Buyer's sole discretion.

11.8 Variations in Pronouns; Defined Terms; Interpretation. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. Unless otherwise expressly provided, the words "include," "includes" and "including" do not limit the preceding words or terms and shall be deemed to be followed by the words "without limitations." All references herein to dollar amounts shall mean United States Dollars.

11.9 Counterparts. This Agreement may be executed by the parties hereto by facsimile signature and in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.10 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.11 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

11.12 Severability of Provisions. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            BUYER:

                                            SPECTRASITE COMMUNICATIONS, INC.


                                            By        /s/ Stephen H. Clark
                                              ----------------------------------
                                                  Name:   Stephen H. Clark
                         Title: Chief Executive Officer


                                            SELLER:

                                            LeBLANC & ROYLE ENTERPRISES INC.


                                            By         /s/ Paul A. Dickie
                                              ----------------------------------
                                                  Name:    Paul A. Dickie
                                                 Title:      President


                                            By          /s/ Nancy E. McGee
                                              ----------------------------------
                                                  Name:     Nancy E. McGee
                                                 Title:    Senior Vice President